Exhibit 99.2

AKILI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Akili Interactive Labs, Inc. and its consolidated subsidiary should be read together with Akili’s audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and unaudited condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and 2021, together with the related notes thereto, included elsewhere in this Report. The discussion and analysis should also be read together with the section titled “Selected Historical Financial Information” and our consolidated financials statements and notes thereto, included elsewhere in this Report. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K and in the final prospectus and definitive proxy statement, dated July 21, 2022 (the “Proxy Statement/Prospectus) and filed with the Securities and Exchange Commission. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. Akili Interactive Labs, Inc., changed its name to Akili, Inc. on August 19, 2022. For purposes of this section, all references to “we,” “us,” “our,” “Akili” or the “Company” refer to Akili Interactive Labs, Inc. and its consolidated subsidiaries.

Overview

Akili is a leading digital medicine company pioneering the development of cognitive treatments through game- changing technologies. Our approach of leveraging technologies designed to directly target the brain establishes a new category of medicine—medicine that is validated through clinical trials like a drug or medical device, but experienced like entertainment. In June 2020, EndeavorRx, the first product built on our platform was granted marketing authorization and classified as a Class II medical device by the FDA through FDA’s de novo process. EndeavorRx is indicated for use to improve attention function for children ages 8-12 with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. In the second half of 2022, we plan to initiate the commercial launch of EndeavorRx. In addition to EndeavorRx, we have a robust pipeline of development programs, including twelve that are being evaluated in clinical studies by us or our partners.

Through June 30, 2022, we have funded our operations primarily with proceeds from sales of convertible preferred stock, payments received in connection with the Collaboration Agreement (as defined below) and proceeds from borrowings under various credit facilities. Since our inception, we have received gross cash proceeds of $228.3 million from sales of our convertible preferred stock and as of June 30, 2022 have $15.0 million of debt outstanding under a credit facility and $5.0 million outstanding under a corporate bond.

We have incurred losses since our inception. Akili incurred a net loss of $44.4 million and $23.6 million for the six months ended June 30, 2022 and 2021, respectively, and $61.3 million and $25.6 million for the years ended December 31, 2021 and 2020, respectively. As of June 30, 2022 and December 31, 2021, we had an accumulated deficit of $275.0 million and $226.1 million, respectively. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future as we commercialize EndeavorRx, advance our platform and our pipeline of digital therapeutic candidates into and through clinical development. EndeavorRx, the first product built on the Akili platform was granted FDA marketing authorization in June 2020. We have not yet commercially launched EndeavorRx nor have generated substantial revenue from sales to date. We expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing and distribution.

Furthermore, following the closing of the Business Combination (as defined below), we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions.

If we are unable to obtain funding, we will be forced to delay, reduce, or eliminate some or all of our research and development programs, product portfolio expansion and commercialization efforts, which would adversely affect our business prospects, or we may be unable to continue operations. Although we continue to pursue these plans, we may not be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.

Because of the numerous risks and uncertainties associated with product and market development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we can generate significant product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of June 30, 2022, we had cash and cash equivalents of $40.6 million and short-term investments of $5.0 million. On August 19, 2022, the Company and SCS completed a merger resulting in the reverse recapitalization of the Company and the Company received aggregate gross proceeds of $2.3 million held in trust by SCS (following satisfaction of redemptions by public stockholders), and $162.0 million in aggregate gross proceeds from PIPE investors. The Company received $133.3 million in net proceeds after the reduction of $31.0 million in transaction related expenses and other costs paid at Closing. Following the consummation of the Business Combination, we will be able to fund our operating expenses and capital expenditure requirements into 2024. We have based this estimate on assumptions that may prove to be wrong, and as a result, we could exhaust our available capital resources sooner than we expect.

Recent Developments

Closing of Business Combination

On January 26, 2022, Akili entered into an Agreement and Plan of Merger Agreement (the “Merger Agreement”) with Social Capital Suvretta Holdings Corp. I (“SCS”) and Karibu Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Akili, with Akili surviving the merger as a wholly-owned subsidiary of SCS (the “Merger”). In connection with the Merger, SCS will be renamed Akili, Inc. and listed on Nasdaq under the symbol “AKLI”. Akili became a wholly-owned subsidiary of SCS, and SCS was immediately renamed Akili, Inc. upon completion of the Merger on August 19, 2022 (the “Closing”). Each share of Akili common stock that was issued and outstanding immediately prior to Closing, after giving effect to the conversion of all issued and outstanding shares of Akili preferred stock to Akili common stock, was canceled and converted into the right to receive a number of shares of Akili, Inc. Class A common stock equal to the Conversion Ratio multiplied by the number of shares of Akili common stock. As a condition to the consummation of the Merger, SCS deregistered as an exempted company in the Cayman Islands and domesticated as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”).

Accounting Impact of the Business Combination

The Business Combination was accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, Akili is the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of Akili in many respects. The SCS Class A ordinary shares (“Public Shares”) and private placement shares held by the Sponsor and its affiliates remaining after redemptions and the unrestricted net cash and cash equivalents on the date the Business Combination is consummated are accounted for as a capital infusion to Akili.

Cash proceeds of the Business Combination were funded through a combination of $2.3 million in cash held in trust by SCS (following satisfaction of redemptions by public stockholders), and $162.0 million in aggregate gross proceeds from PIPE investors in exchange for 16,200,000 shares of Akili, Inc. common stock that closed substantially contemporaneously with the Closing of the Business Combination. The combined company incurred $31.0 million of expenses related to the transaction and other costs paid at Closing. After giving effect to these transactions, Akili, Inc. received $133.3 million in net proceeds.

The Company will allocate transaction costs between the merger consideration shares and the Earn Out Shares based on the relative fair value of the instruments. The transaction costs allocated to the merger consideration shares will be treated as a reduction of the cash proceeds and will be deducted from Akili’s additional paid-in capital. The transaction costs allocated to the Earn-Out Shares will be treated as a reduction of the cash proceeds and will be deducted from Akili’s accumulated deficit and reflected as an expense in the income statement as these expenses do not relate to the initial recapitalization. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Impact of COVID-19

There continue to be uncertainties regarding the pandemic of the novel coronavirus, or COVID-19, and Akili is closely monitoring the impact of COVID-19 on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors and business partners. Akili is unable to predict the specific impact that COVID-19 may have on its financial position and operations moving forward due to the numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. Akili will continue to assess the evolving impact of COVID-19. Refer to “Risk Factors” included elsewhere in this Report for more information.

Factors Affecting Our Performance and Results of Operations

We believe that our performance and future success depend on many factors that present significant opportunities for us, but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this Report.

Product Revenue

To date, we have not generated significant product revenue from the sale of EndeavorRx prescriptions. Revenue from sales of our only approved product is difficult to predict and is not expected to reduce Akili’s continued net losses resulting from our increasing commercial efforts and research and development activities for the foreseeable future.

Product revenue from our approved product, as well as potential future product candidates, is and will be impacted by many factors, including the following three variables: patient and clinician adoption, pricing, and reimbursement.

Patient and Clinician Adoption—To continue to grow our business, we will need to execute on our current business strategy of achieving and maintaining broad market awareness and acceptance of our product by patients and physicians. This will be driven by educational efforts focused on features, therapeutic benefits, and cost targeting patients/families, healthcare providers, and payers. If we are not successful in demonstrating the benefits of our product or do not achieve the support of these customer groups, our sales may decline, or we may fail to increase our revenue.

Pricing—In the future, we expect to grow the number of commercially available products and approved age ranges, offering a broad range of products spanning multiple price points. In the future, our products may be subject to competition which may impact our pricing and in addition, our products may be subject to legislative prescription-pricing practices.

Reimbursement—We are in active conversations with commercial insurers and government payers regarding reimbursement coverage for our treatments. Patients may not be able to adopt or may choose not to adopt our digital therapeutic if they are unable to obtain adequate third-party coverage or reimbursement. We expect reimbursement to be secured for EndeavorRx and currently have a hybrid cash pay model in place to continue to drive volume while coverage ramps. If we are unable to secure coverage and/or are required to provide mandatory discounts or rebates, we may not be able to establish profitability.

Collaboration Revenue

We currently have a collaboration and licensing agreement with Shionogi & Co., Ltd (the “Collaboration Agreement”) and the Company is eligible to receive development and commercial milestones as well as royalties on the sales of licensed products. If our development efforts for additional programs are successful and result in regulatory marketing authorization or collaboration or license agreements with third parties, we may generate revenue in the future from collaboration or license agreements that we may enter into with third parties. We cannot predict if, when or to what extent we may enter into future licensing or collaboration agreements. Further, we may never succeed in obtaining regulatory approval for any of our product candidates that are currently under development or any other future products.

Cost of Product Revenue

Cost of product revenue consists primarily of costs that are closely correlated or directly related to the delivery of the Company’s product, including pharmacy costs, amortization of capitalized software related to commercialized products and hosting costs. We expect the cost of product revenue to increase as we further commercialize our products and increase the volume of prescriptions filled.

Research and Development Expenses

We currently have one FDA cleared product, EndeavorRx, in pediatric ADHD (8-12 year olds). We have two ongoing studies to seek expansion of our indication in ADHD in adults and pediatrics age 13-17 years. Developing products requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. We have chosen to leverage our SSME technology to initially focus on advancing our R&D beyond ADHD. We expect our R&D expenses will increase substantially as we continue to invest in clinical development activities, the development of our pipeline of product candidates, and testing of our product candidates.

R&D expenses consist of costs incurred in performing R&D activities, which include:

•	expenses incurred in connection with the development of our pipeline of products;

•	personnel-related expenses, including salaries, bonuses, benefits and stock-based compensation for employees engaged in R&D functions;

•	cost of clinical trials;

•	cost of regulatory submissions, reviews, external consultants;

•	expenses incurred in connection with the discovery and development of our products, including under agreements with third parties, such as consultants;

•	expenses incurred under agreements with consultants who supplement our internal capabilities, including software development; and

•	facilities, depreciation and other expenses, which include direct and allocated expenses, such as rent and maintenance of facilities, insurance and other operating costs.

Our key R&D projects relate to investigating our SSME technology in the following indications: autism spectrum disorder; multiple sclerosis; and major depressive disorder:

•	attention in ASD: pilot study completed and planning on an FDA Q-submission meeting in the second half of 2022 to discuss our next planned development phase;

•	cognitive dysfunction in MS: POC completed and planning on an FDA Q-submission meeting in the first half of 2023 to discuss our next planned development phase; and

•	cognitive dysfunction in MDD: POC completed and planning on an FDA Q-submission meeting in the second half of 2023 to discuss our next planned development phase.

Development activities for our product candidates have a number of risks and uncertainties. All therapeutic development activities have risks and probabilities of success that can vary by disease indication. There are currently no other existing FDA-cleared digital medicine treatments of the above indications on the market. Each of our product candidates have technical, clinical, regulatory and commercial risk. See the section entitled “Risk Factors—Risks Relating to our Products.”

We expense R&D costs as incurred and do not track the costs at a project level. Advance payments that we make for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed. In the early phases of development, our R&D costs are often devoted to product platform and proof-of-concept studies that are not necessarily allocable to a specific product.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses consist primarily of compensation for personnel, including stock-based compensation, related to commercial, marketing, executive, finance and accounting, legal, information technology, corporate and business development and human resource functions. Other SG&A expenses include marketing initiatives, market research and analysis, software expenses, travel expenses, professional services fees (including legal, patent, accounting, audit, tax and consulting fees), insurance costs, amortization of issuance costs on undrawn debt, general corporate expenses and allocated certain payroll and facilities-related expenses, including payroll taxes, benefits, rent and facility maintenance.

We expect SG&A expenses to continue to increase as we increase potential customers’ awareness and our sales and marketing functions to support our approved products and any potential future product launches. In addition, we expect increased expenditures to expand our infrastructure to both drive and support our anticipated growth as well as additional expenses related to legal, accounting, information technology, investor and public relations, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance costs and other expenses associated with being a public company and implementing additional controls over financial reporting.

Other income (expense)

Interest expense includes interest due on the notes payable, accretion of the corporate bond discount and note payable debt issuance costs.

Other income consists of interest earned on cash balances held in interest-bearing accounts and interest earned on short-term investments. We expect that our other income will fluctuate based on the timing and ability to raise additional funds as well as the amount of expenditures on our commercial products, R&D and ongoing business operations.

Income taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. The provision for income taxes for 2022 and 2021 is immaterial because Akili has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets.

Results of Operations

Three and Six Months Ended June 30, 2022 and 2021

The table and discussion below present the results for the periods indicated:

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
(dollars in thousands, except percentages)	2022	2021	Change	Change	2022	2021	Change	Change
Revenues	$64	$105	$(41)	-39%	$130	$222	$(92)	-41%
Cost of revenues	97	98	(1)	-1%	193	160	33	21%

Gross profit (loss)	(33)	7	(40)	-571%	(63)	62	(125)	-202%

Operating expenses:
Research and development	7,358	4,039	3,319	82%	13,662	7,983	5,679	71%
Selling, general and administrative	14,948	10,526	4,422	42%	30,339	15,383	14,956	97%

Total operating expenses	22,306	14,565	7,741	53%	44,001	23,366	20,635	88%

Operating loss	(22,339)	(14,558)	(7,781)	53%	(44,064)	(23,304)	(20,760)	89%

Other income (expense):
Other income	40	4	36	900%	49	5	44	880%
Interest expense	(194)	(39)	(155)	397%	(370)	(120)	(250)	208%
Extinguishment of debt	—	(181)	181	*	—	(181)	181	-100%

Total other income (expense)	(154)	(216)	62	-29%	(321)	(296)	(25)	8%

Loss before income taxes	(22,493)	(14,774)	(7,719)	52%	(44,385)	(23,600)	(20,785)	88%

Expense from income taxes	—	—	—	—	—	1	(1)	-100%

Net loss	$(22,493)	$(14,774)	$(7,719)	52%	$(44,385)	$(23,601)	$(20,784)	88%

Unrealized (loss) gain on short-term investments	$(1)	$—	$(1)	*	$(7)	$—	$(7)	*

Comprehensive loss	$(22,494)	$(14,774)	$(7,720)	52%	$(44,392)	$(23,601)	$(20,791)	88%

*	Percentage change not meaningful

Revenue— Revenue was $0.1 million for each of the three months ended June 30, 2022 and 2021. All obligations under the Collaboration Agreement were fulfilled by the end of 2021 and there were no revenues related to the Collaboration Agreement in the three months ended June 30, 2022. The decrease in collaboration revenue is partially offset by an increase in product revenue which is recognized as the Company satisfies performance obligations.

Revenue was $0.1 million and $0.2 million for the six months ended June 30, 2022 and 2021, respectively. All obligations under the Collaboration Agreement were fulfilled by the end of 2021 and there were no revenues related to the Collaboration Agreement in the six months ended June 30, 2022. The decrease in collaboration revenue is partially offset by an increase in product revenue which is recognized as the Company satisfies performance obligations.

Cost of revenue— Cost of revenue was $0.1 million for each of the three months ended June 30, 2022 and 2021. There was an increase in product related costs of revenue in the three months ended June 30, 2022 as the Company continues to build out its pharmacy capabilities in anticipation of the commercial launch. This was offset by a decrease in costs incurred under the Collaboration Agreement as there were no revenues recognized under the arrangement during the three months ended June 30, 2022.

Cost of revenue was $0.2 million for each of the six months ended June 30, 2022 and 2021. There was an increase in product related costs of revenue in the six months ended June 30, 2022 as the Company continues to build out its pharmacy capabilities in anticipation of the commercial launch. This was offset by a decrease in costs incurred under the Collaboration Agreement as there were no revenues recognized under the arrangement during the six months ended June 30, 2022.

Research and development— R&D expenses were $7.4 million and $4.0 million for the three months ended June 30, 2022 and 2021, respectively. Most expenses in each period are related to the development of our SSME platform, which is the therapeutic engine that targets and activates systems in the brain that play a key role in attention function. The increase of $3.4 million was primarily due to the following:

•

an increase of $1.9 million of personnel related expenses due to an increase in R&D personnel headcount, which increased the expense from $2.9 million in the three months ended June 30, 2021 to $4.8 million in the three months ended June 30, 2022;

•

an increase of $0.8 million of clinical studies and expenses incurred in discovery and development primarily due to age expansion studies for ADHD patients in the 13-17 year old and adult categories as well as collaborative studies to treat acute cognitive dysfunction in COVID-19 survivors, which increased from $0.6 million in the three months ended June 30, 2021 to $1.4 million in the three months ended June 30, 2022;

•

an increase of $0.2 million of computer and software equipment expenses due to an increase in software subscriptions, which increased the expense from $0.2 million for the three months ended June 30, 2021 to $0.4 million for the three months ended June 30, 2022; and

•

an increase of $0.5 million related to various other expenses such as an increase in external consulting fees and travel expenses, which increased the expense from $0.3 million for the three months ended June 30, 2021 to $0.8 million for the three months ended June 30, 2022.

R&D expenses were $13.7 million and $8.0 million for the six months ended June 30, 2022 and 2021, respectively. Most expenses in each period are related to the development of our SSME platform, which is the therapeutic engine that targets and activates systems in the brain that play a key role in attention function. The increase of $5.7 million was primarily due to the following:

•

an increase of $3.1 million of personnel related expenses due to an increase in R&D personnel headcount, which increased the expense from $6.1 million in the six months ended June 30, 2021 to $9.2 million in the six months ended June 30, 2022;

•

an increase of $1.9 million of clinical studies and expenses incurred in discovery and development primarily due to age expansion studies for ADHD patients in the 13-17 year old and adult categories as well as collaborative studies to treat acute cognitive dysfunction in COVID-19 survivors, which increased from $0.8 million in the six months ended June 30, 2021 to $2.7 million in the six months ended June 30, 2022;

•

an increase of $0.3 million of computer and software equipment expenses due to an increase in software subscriptions, which increased the expense from $0.3 million for the six months ended June 30, 2021 to $0.6 million for the six months ended June 30, 2022; and

•

an increase of $0.4 million related to various other expenses such as an increase in external consulting fees and travel expenses, which increased the expense from $0.8 million for the six months ended June 30, 2021 to $1.2 million for the six months ended June 30, 2022.

Selling, general and administrative— SG&A expenses were $14.9 million and $10.5 million for the three months ended June 30, 2022 and 2021, respectively. The increase of $4.4 million was primarily due to the following:

•	an increase of $2.9 million in personnel-related costs, primarily due to the build-out of our HR, marketing and sales departments;

•	an increase of $1.3 million in consulting, legal, accounting and other professional service costs;

•	an increase of $0.6 million related to various other expenses such as software subscriptions and travel expenses, and

•	a decrease of $0.4 million in marketing and advertising costs.

SG&A expenses were $30.3 million and $15.4 million for the six months ended June 30, 2022 and 2021, respectively. The increase of $14.9 million was primarily due to the following:

•	an increase of $4.7 million in marketing and advertising costs;

•	an increase of $5.6 million in personnel-related costs, primarily due to the build-out of our HR, marketing and sales departments;

•	an increase of $3.7 million in consulting, legal, accounting and other professional service costs; and

•	an increase of $0.9 million related to various other expenses such as software subscriptions and travel expenses.

Other income— Other income was less than $0.1 million in the three months ended June 30, 2022 and 2021.

Other income was less than $0.1 million in the six months ended June 30, 2022 and 2021.

Interest expense— Interest expense was $0.2 million and less than $0.1 million in the three months ended June 30, 2022 and 2021, respectively. The $0.2 million increase was primarily related to an increase in the outstanding principal of the note payable during the three months ended June 30, 2022.

Interest expense was $0.4 million and $0.1 million in the six months ended June 30, 2022 and 2021, respectively. The $0.3 million increase was primarily related to an increase in the outstanding principal of the note payable during the six months ended June 30, 2022.

Loss on the extinguishment of debt—In May 2021, we entered into a new loan arrangement and repaid the outstanding principal balance under an existing outstanding term loan agreement prior to its maturity date. We also paid fees on behalf of the lender and we recorded a loss on extinguishment of debt of $0.2 million in connection with this transaction.

Income taxes—We did not incur material income tax expenses for the six months ended June 30, 2022 or 2021. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.

Liquidity and Capital Resources

Since our inception, our primary sources of capital have been proceeds from sales of convertible preferred stock, payments received in connection with the Collaboration Agreement and proceeds from borrowings under various credit facilities.

For the years ended December 31, 2021 and 2020, we incurred net operating losses of $60.7 million and $25.4 million, respectively. For the six months ended June 30, 2022 and 2021, we incurred net operating losses of $44.1 million and $23.3 million, respectively.

As of December 31, 2021, we had an accumulated deficit of $226.1 million. As of December 31, 2021, we had outstanding debt of $6.4 million, net of debt issuance costs and debt discount. As of December 31, 2021, we had cash and cash equivalents of $76.9 million.

As of June 30, 2022, we had an accumulated deficit of $275.0 million. As of June 30, 2022, we had outstanding debt of $16.6 million, net of debt issuance costs and debt discount. As of June 30, 2022, we had cash and cash equivalents of $40.6 million and short-term investments of $5.0 million.

Our cash flows may fluctuate and are difficult to forecast and will depend on many factors. The revenue from the sale of EndeavorRx at the present time is not sufficient to cover operating costs incurred. Our ability to achieve sufficient revenue to cover our costs is highly dependent on achieving and maintaining broad market acceptance by patients and physicians and our patients having the ability to obtain reimbursement from third-party payers. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future.

Through December 31, 2021, we have received $228.3 million in gross cash proceeds from sales of preferred stock and gross proceeds of $10.0 million from corporate bonds and notes payable.

In May 2021, we entered into an Amended and Restated Loan and Security Agreement, by and between Silicon Valley Bank (“SVB”), SVB Innovation Credit Fund VIII, L.P., (together, with SCB, the “Lenders”) and Akili (such agreement, the “SVB Term Loan”), which consists of a secured term loan facility in an aggregate amount of up to $50.0 million, of which, $35.0 million became available at closing. As of June 30, 2022, there was $15.0 million outstanding under the term loan facility. Additionally, the corporate bond issued with Shionogi in March 2019 continues to have $5.0 million outstanding as of June 30, 2022.

Our primary uses of capital are, and we expect will continue to be for the near future, personnel costs, costs of development, clinical trial costs and commercialization of product candidates, legal, patent and other regulatory expenses and general overhead costs. We may also pursue acquisitions, investments, joint ventures and other strategic transactions.

We will need substantial additional funding to pursue our growth strategy and support continuing operations. Until such time as we can generate significant revenue to fund operations, we expect to use proceeds from the Business Combination and issuance of equity, debt financings or other capital transactions. We may be unable to increase our revenue, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and other strategic initiatives.

Cash and cash equivalents

Our cash and cash equivalents balance as of June 30, 2022 was $40.6 million. As a result of the Business Combination on August 19, 2022, the Company received $133.3 million in net proceeds after the reduction of transaction related expenses and other costs paid at Closing. Akili’s future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.

Short-term investments

Our short-term investments balance as of June 30, 2022 was $5.0 million and consists of United States Treasuries with original maturity dates of more than three months but less than one year.

Liquidity Risks

We expect to incur substantial additional expenditures in the near term to support our ongoing activities, including operating as a public company. We expect to continue to incur net losses for the foreseeable future. Our ability to fund our product development and clinical operations as well as commercialization of our product candidates will depend on the amount and timing of cash available to fund operations. Our future liquidity and capital funding requirements will depend on numerous factors, including:

•	our revenue growth;

•	the ability of our patients to obtain third-party payer reimbursement for our current product;

•	the amount and timing of sales and other revenues from our product candidates, if approved, including the sales price and the availability of coverage and adequate third-party payer reimbursement;

•	our sales and marketing activities;

•	our R&D efforts;

•	the emergence and effect of competing or complementary products;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, or comparable foreign regulatory authorities;

•	the progress, timing, scope and costs of our preclinical studies, clinical trials, potential future clinical trials and other related activities;

•

the costs of commercialization activities for any of our product candidates that receive marketing authorization, including the costs and timing of establishing product sales, marketing and hosting capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities;

•	the cash requirements of any future discovery of product candidates;

•	our ability to retain our current employees and the need to hire additional management and sales, technical and medical personnel;

•	the extent to which we acquire or invest in business, products or technology; and

•	the impact of the COVID-19 pandemic.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the sale of our products or the development of product candidates. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. See “Risk Factors—Risks Related to our Financial Reporting and Position.”

Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.

Cash Flows

The following table provides a summary of cash flow data for each applicable period:

	Six Months Ended June 30,
	2022	2021

	(in thousands)
Net cash used in operating activities	$(41,379)	$(21,229)
Net cash used in investing activities	(4,987)	(103)
Net cash provided by financing activities	10,105	112,581

Net increase (decrease) in cash	$(36,261)	$91,249

Net Cash Used in Operating Activities

Six Months Ended June 30, 2022 and 2021

We continue to ramp up hiring to accelerate commercial activities and our product pipeline and increase staff in anticipation of becoming a public company. We expect our cash used in operating activities to increase significantly before we start to generate any material cash inflows from operating activities.

Net cash used in operating activities was $41.4 million for the six months ended June 30, 2022. Net cash used in operating activities consists of a net loss of $44.4 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include depreciation expense of $0.2 million, stock-based compensation expense of $4.0 million, reduction in the carrying amount of right-of-use assets of $0.2 and non-cash interest expense of $0.1 million. There was an additional $1.5 million change in operating assets and liabilities primarily due to deferred offering costs for work performed related to the Merger that were incurred in the six months ended June 30, 2022.

Net cash used in operating activities was $21.2 million for the six months ended June 30, 2021. Net cash used in operating activities consists of a net loss of $23.6 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include depreciation expense of $0.1 million, stock- based compensation expense of $1.8 million, non-cash interest expense of $0.1 million, loss on extinguishment of debt of $0.2 million and a $0.2 million change in operating assets and liabilities.

Net Cash Used in Investing Activities

Six Months Ended June 30, 2022 and 2021

Net cash used in investing activities was $5.0 million and $0.1 million for the six months ended June 30, 2022 and 2021, respectively. The cash was primarily used to purchase short-term investments in the six months ended June 30, 2022.

Net Cash Provided by Financing Activities

Six Months Ended June 30, 2022 and 2021

Net cash provided by financing activities was $10.1 million for the six months ended June 30, 2022 and consisted primarily of $10.0 million of proceeds from the issuance of a note payable.

Net cash provided by financing activities was $112.6 million for the six months ended June 30, 2021 and consisted primarily of $109.7 million of proceeds associated with the issuance of Series D convertible preferred stock (net of issuance costs) and $5.0 million of proceeds from a note payable, partially offset by $2.0 million for repayment of principal on a note payable and $0.1 million of premiums and issuance costs on notes payable.

Funding Requirements

Please see the section of this Report titled “Risk Factors—Risks Related to our Financial Reporting and Position—We will need substantial additional funding, and if we are unable to raise capital when needed or on terms favorable to us, our business, financial condition and results of operations could be materially and adversely affected” for additional risks associated with our substantial capital requirements.

Corporate Bond

In March 2019, in connection with Shionogi exercising its option to enter into the Collaboration Agreement, the Company issued a $5.0 million corporate bond to Shionogi for cash. The corporate bond is unsecured and is subordinated to the obligations of the Company under indebtedness for borrowed money owed by the Company to any bank or other financial institution. The maturity date of the corporate bond is November 10, 2031 and does not bear interest during its term. The corporate bond is prepayable by the Company at any time without penalty. The repayment of the corporate bond can be accelerated upon the termination of the Collaboration Agreement or upon the occurrence of certain events of default (as set forth in the corporate bond), in both cases without penalty.

Debt Financing and Covenants

The SVB Term Loan allows us to draw up to $50.0 million over three tranches. The remaining $20.0 million of the first tranche is available at any time through September 30, 2022. As of June 30, 2022, $15.0 million had been drawn from the first tranche, which is used for general business purposes and to extinguish the Company’s then existing term loan with SVB. The remaining two tranches are available through the earlier of December 31, 2022 or certain specified events, subject to certain terms and conditions. The SVB Term Loan bears interest through maturity at a per annum rate of the greater of (a) the Wall Street Journal Prime Rate plus 3.75% and (b) 7.0%. As of June 30, 2022, the interest rate was 8.5%. We are required to make interest-only payments through May 2023, after which point we will be required to repay the outstanding principal in 24 equal monthly payments.

The SVB Term Loan is secured by substantially all of our personal property assets, including accounts receivable, equipment, license agreement, general intangibles, inventory and investment property, and all of the proceeds and products of the foregoing. The Lenders require us to (i) maintain unrestricted cash at SVB equal to the lesser of (a) 100% of cash at all financial institutions and (b) 105% of our obligations to the Lenders. If we draw from the second tranche and fail to meet the cash requirements noted above, there are additional trailing 3-month revenue milestones that must be met. The SVB Term Loan contains various affirmative and negative covenants that limit our ability to engage in specified types of transactions. We were in compliance with the covenants under the SVB Term Loan as of June 30, 2022.

See Note 7, Note Payable of the notes to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Akili’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022, included elsewhere in this Report, for further information. In the future, we may seek to obtain other additional sources of financing, including incurring term debt or issuing equity or issuing debt securities.

Contractual Obligations

Akili currently leases office space in Boston, Massachusetts, under a non-cancelable operating lease that expires in October 2022. Akili also leases office space in Larkspur, California, under a non-cancelable operating lease that expires in November 2026. We enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

See Note 11, Commitments and Contingencies, of the notes to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Note 5, Leases, of the notes to Akili’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022, included elsewhere in this Report, for further information.

Off-Balance Sheet Arrangements

During the periods presented, Akili did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Emerging Growth Company Status (JOBS Act)

Following the Business Combination, we expect to qualify as an “emerging growth company,” or EGC as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Pursuant to the JOBS Act, an EGC is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board, or FASB, or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Akili intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained in future SEC filings may be different than the information you receive from other public companies.

Akili also intends to take advantage of some of the reduced regulatory and reporting requirements applicable to EGCs pursuant to the JOBS Act so long as it qualifies as an EGC, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, of the notes to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Akili’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022, included elsewhere in this Report, for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of the potential impact on our financial condition and results of operations.

Summary of Critical Accounting Policies and Significant Judgements and Estimates

The preparation of our consolidated financial statements in conformity with United States generally accepted accounting principles, or U.S. GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We monitor our estimates on an ongoing basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section captioned “Akili’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 to Akili’s consolidated financial statements for the years ended December 31, 2021 and 2020, and Akili’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022, included elsewhere in this Report.

Revenue Recognition

We account for revenue recognition in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We only apply the five-step analysis to contracts when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract, determine those that are performance obligations, and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

We generate product revenue from contracts with caregivers and patients (“Clients”) who purchase three-month subscriptions to access our FDA cleared video game. Clients are billed in advance for the entire subscription term. Along with the subscription to the video game product, the Clients also receive reporting metrics and technical support services. The subscription to the video game product, reporting metrics and technical support services are combined as a single stand-ready performance obligation because while the components are separate performance obligations, they have the same method and pattern of recognition. Accordingly, the purchase consideration is recognized ratably on an over time basis over the subscription period which begins once the access code is inputted into the game by the Client and game play has started.

Under the Collaboration Agreement, we recognize revenue over time on an inputs-based method that uses a cost to cost measure of progress.

Stock-Based Compensation

We measure all stock options granted to employees and directors based on the fair value on the date of the grant and recognize compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, we issue stock options with only service-based vesting conditions and record the expense for these awards using the straight-line method.

We classify stock-based compensation expense in our consolidated statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

We recognize adjustments to stock compensation expense for forfeitures as they occur. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model.

Common Stock Valuations

The fair value of Akili’s common stock underlying stock awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of Akili’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to:

•	the prices at which we sold our preferred stock to outside investors in arm’s-length transactions;

•	our results of operations, financial position, and capital resources;

•	contemporaneous third-party valuations common stock;

•	rights, preferences, and privileges of convertible preferred stock relative to common stock;

•	the lack of marketability of common stock;

•	stage and development of Akili’s business;

•	the history and nature of our business, industry trends and competitive environment;

•	general economic conditions; and

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of Akili, given prevailing market conditions.

We determined the fair value per share of the underlying common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Aid”). The Practice Aid identifies various available methods for allocating the enterprise value across classes of capital stock in determining the fair value of our common stock at each valuation date. Based on our stage of development and other relevant factors, historically, we have considered both the

Probability Weighted Expected Return Method (“PWERM”) and the option pricing method (“OPM”) as appropriate methods for estimating our enterprise value to determine the fair value of our common stock. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. The OPM treats the share classes of an enterprise as a series of call options with a claim on the equity value of the company. Exercise prices are determined based on the equity value breakpoints in which the various share classes either receive a liquidation preference or convert, in the case of preferred stock, or exercise, in the case of options and warrants. An option pricing model, such as Black-Scholes, is then utilized to value the call options for the purpose of allocating value to the various share classes of an enterprise. The OPM is a forward-looking analysis in that it considers the liquidation rights and preferences of the share classes as of a future liquidity date.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our preferred and common stock and our stock-based compensation expense could be materially different. The fair value of the underlying common stock will be determined by the board of directors until such time as our common shares are listed on an established stock exchange.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks from fluctuations in interest rates, which may adversely affect our results of operations and financial condition. We seek to minimize these risks through regular operating and financing activities. For additional information on our variable rate debt, refer to the notes to our consolidated financial statements found elsewhere in this Report.